NEWS RELEASE
(For Immediate Release)

UnitedHealth Group to Host 2024 Investor Conference
(November 26, 2024) – UnitedHealth Group (NYSE: UNH) will host its annual Investor Conference for analysts and institutional investors in New York City on Wednesday, December 4, 2024, beginning at 8:00 a.m. EST.

UnitedHealth Group leaders will discuss the company’s long-term strategic growth priorities and its efforts to advance high-quality health care, including through a continued focus on improving the consumer experience and expanding value-based care. Management will also provide its outlook for growth and performance in 2025.

The company will stream the presentations and management question and answer sessions and will make conference materials available on its Investor Relations page at www.unitedhealthgroup.com. A replay of the conference will be available on the Company website.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a health care and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the health care experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow UnitedHealth Group on LinkedIn.

# # #

Investors:	Zack Sopcak
Zack.Sopcak@uhg.com
952-936-7215

Media:	Eric Hausman
Eric.Hausman@uhg.com
952-936-3963